EXHIBIT 10.2

EXECUTION VERSION

[Information indicated with brackets has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed]

PMT ISSUER TRUST – FHLMC SAF,

as Issuer

and

CITIBANK, N.A.,

as Indenture Trustee, Calculation Agent, Paying Agent, Custodian, and Securities Intermediary

and

PENNYMAC CORP.,

as Administrator and as Servicer

and

BARCLAYS BANK PLC,

as Administrative Agent

Series 2023-VF1

INDENTURE SUPPLEMENT

Dated as of August 10, 2023

to

INDENTURE

Dated as of August 10, 2023

ADVANCE RECEIVABLES BACKED NOTES,

Series 2023-VF1

-i-

THIS INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of August 10, 2023, is made by and among PMT ISSUER TRUST – FHLMC SAF, a statutory trust organized under the laws of the State of Delaware, as issuer (the “Issuer”), CITIBANK, N.A., a national banking association, as indenture trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”), as custodian (the “Custodian”) and as securities intermediary (the “Securities Intermediary”), PENNYMAC CORP., a corporation organized in the State of Delaware (“PMC”), as administrator on behalf of the Issuer (in such capacity, the “Administrator”) and as servicer under the Designated Servicing Contracts (in such capacity, the “Servicer”), and BARCLAYS BANK PLC (“Barclays”), a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below), and consented and agreed to by Barclays as Noteholder of the Series 2023-VF1 Notes. This Indenture Supplement relates to and is executed pursuant to that certain Indenture (as may be amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of August 10, 2023, among the Issuer, the Servicer, the Administrator and the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary and the Administrative Agent, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined in this Indenture Supplement shall have the respective meanings given them in the Base Indenture, and the rules of interpretation set forth in Section 1.2 of the Base Indenture shall apply to this Indenture Supplement.

RECITALS OF THE ISSUER

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2023-VF1 Notes (as defined below). The parties are entering into this Indenture Supplement to document the terms of the issuance of the Series 2023-VF1 Notes that will be issued pursuant to this Indenture Supplement and the Base Indenture, which provide for the issuance of Notes in multiple series from time to time.

In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 1. Creation of Series 2023-VF1 Notes.

There are hereby created, as of the Issuance Date, the Series 2023-VF1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, known as “PMT ISSUER TRUST – FHLMC SAF Advance Receivables Backed Notes, Series 2023-VF1 Notes.” The Series 2023-VF1 Notes shall not be subordinated to any other Series of Notes. The Series 2023-VF1 Notes will be issued in one (1) Class of Variable Funding Notes (Class A-VF1), with the Initial Note Balance, Maximum VFN Principal Balance, Stated Maturity Date, Revolving Period, Note Interest Rate, Expected Repayment Date and other terms as specified in this Indenture Supplement. The Series 2023-VF1 Notes are secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. For the avoidance of doubt, the Trust Estate is subject to the terms and conditions set forth in the Base Indenture and the Consent Agreement. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2023-VF1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2. Defined Terms.

With respect to the Series 2023-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Adjusted Term SOFR” means Term SOFR plus [****]% ([**] basis points).

“Administrative Agent” means, for so long as the Series 2023-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Barclays or any Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in this Indenture Supplement or in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, with respect to each Receivable related to the Series 2023-VF1 Notes, the percentage amount based on the Advance Type of such Receivable, as set forth below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator; provided, that the Advance Rate for any Receivable related to the Notes shall be zero if such Receivable is not a Facility Eligible Receivable; provided, further, on any date of determination, the Advance Rate applicable to each Corporate Advance Receivable and Escrow Advance Receivable shall equal the product of (a) the applicable Advance Rate listed in the table below multiplied by (b) [***%] minus the Applicable Adjustment Factor; provided, that, in the event of any reduction in the Advance Rates because of this paragraph, such reduction shall not be effective in an amount to independently cause the occurrence of a Facility Early Amortization Event pursuant to clause (iv) of the definition thereof set forth in the Indenture until the thirtieth day after the effective date of such reduction (but such reduction shall be effective for all other purposes of the Indenture (including the determination of whether the Funding Conditions are satisfied on any date)); provided, further, in no event shall the Facility Advance Rate at any time be greater than [**%], and the Advance Rates with respect to the Series 2023-VF1 Notes shall be temporarily reduced pro rata solely to the extent necessary to cause the Facility Advance Rate to not exceed [**%]:

Class A-VF1

Advance Type	Non-FIFO

Delinquency Advances	[**]%
Non-Judicial Escrow Advances	[**]%
Judicial Escrow Advances	[**]%
Non-Judicial Corporate Advances	[**]%
Judicial Corporate Advances	[**]%

“Advance Ratio” means, as of any date of determination with respect to any Designated Pool, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans in such Designated Pool serviced pursuant to the Designated Servicing Contract.

“Affected Party” means (i) any Noteholder or, to the extent such Noteholder utilizes a commercial paper conduit administered or managed by the Administrative Agent to finance the Transactions hereunder, such commercial paper conduit, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to or for the benefit of such Noteholder or such commercial paper conduit, (iii) any agent, administrator, manager or trustee of or for such Noteholder or such commercial paper conduit, or (iv) any Affiliate of any of the foregoing that may be subject to the Basel III Regulation.

“Alternative Rate” means a per annum rate based on an index that is a commercially reasonable substitute for the then-current Benchmark, as determined by Administrative Agent.

“Applicable Adjustment Factor” means, for any Interest Accrual Period, an amount equal to the greater of (a) [****]% and (b) two times the Twelve Month Average Denial Rate for the twelve calendar month period ended immediately before the commencement of such Interest Accrual Period.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Basel III Regulation” means, with respect to any Affected Party, any rule, regulation or guideline applicable to such Affected Party and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any Governmental Authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment firms and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying such regulation.

“Benchmark” means, initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 7.

“Benchmark Replacement” means the sum of:

(1) the alternate benchmark rate that has been selected by the Administrative Agent giving due consideration to:

(a)	any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time; or

(b)	any evolving or then-prevailing market convention for determining a rate of interest for Dollar-denominated syndicated or bilateral credit facilities; and

(2) the Benchmark Replacement Adjustment;

provided that, if at any time, the Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Indenture Supplement and any other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to the factors set forth in clauses (1)(a) and (1)(b) in the definition of “Benchmark Replacement.”

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of seller requests or repurchase, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Indenture Supplement).

“Benchmark Replacement Date” means the date on which a Benchmark Replacement becomes effective pursuant to Section 7.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all applicable tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenor of such Benchmark, (b) all applicable tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, (c) the Administrative Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining such Benchmark, or (d) the Administrative Agent determines in its sole discretion that any Regulatory Change shall make it unlawful for Committed Purchaser to accrue Interest Payment Amounts based on such Benchmark.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means (a) any transaction or event as a result of which (1) PennyMac Mortgage Investment Trust ceases to own, beneficially or of record, more than 50% of the stock of PMC or PennyMac Operating Partnership, L.P. or (2) PennyMac Operating Partnership, L.P. ceases to own, beneficially or of record, more than 50% of the stock of PMC, (b) the sale, transfer, or other disposition of all or substantially all of PMC’s assets or PennyMac Mortgage Investment Trust’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans) or (c) the consummation of a merger or consolidation of PMC with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of PMC immediately prior to such merger, consolidation or other reorganization.

“Claim Loss Amount” means, the aggregate amount of Corporate Advances and Escrow Advances for which, during such month, the Servicer has determined it will not receive reimbursement from Freddie Mac with respect to such Mortgage Loans, including, for the avoidance of doubt, any Corporate Advances or Escrow Advances that the Servicer identifies during such calendar month as amounts to be recovered by the Servicer from other third parties and any curtailments or reductions made by the Servicer at any time with respect to such Corporate Advances and Escrow Advances, regardless if (i) such curtailment or reduction was made prior to or after the related claim was submitted to Freddie Mac or (ii) such curtailment occurred in a prior month but the Servicer did not determine it will not receive reimbursement until such calendar month.

“Class A-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the Maximum VFN Principal Balance.

“Closing Date” means August 10, 2023.

“Coefficient” means, for the Series 2023-VF1 Notes, [****]%.

“Commercial Paper Notes” means the promissory notes issued or to be issued by a Conduit Purchaser in the United States commercial paper market.

“Committed Purchaser” means Barclays, and any successors and assigns in such capacity.

“Conduit Administrative Agent” means Barclays or an Affiliate thereof appointed as a Conduit Administrative Agent or Administrative Agent in a Note Purchase Agreement.

“Conduit Purchaser” means Sheffield Receivables Company LLC or any other asset backed commercial paper conduit administered by the Administrative Agent.

“Constant” means, for the Series 2023-VF1 Notes, [****]%.

“Corporate Trust Office” means with respect to the Series 2023-VF1 Notes, the corporate trust offices of the Indenture Trustee or Citibank (in any of its capacities) at which at any particular time its corporate trust business with respect to the Issuer will be administered, which offices at the date hereof are located at (i) for purposes other than final payment or note transfer, exchange or surrender, Citibank, N.A., Agency & Trust, 388 Greenwich Street Trading, New York, New York 10013, Attention: Agency and Trust, PMT ISSUER TRUST – FHLMC SAF and (ii) for purposes of final payment, note transfer, exchange or surrender , Citibank, N.A., Agency & Trust, 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention, PMT ISSUER TRUST – FHLMC SAF.

“Cost of Funds Rate” means, for any Interest Accrual Period, a per annum rate of interest, the greater of (a) zero, (b) such rate which will yield the CP Costs for such Interest Accrual Period or (c) if the Conduit Purchaser is unable to issue Commercial Paper Notes, the Benchmark plus [****]% for such Interest Accrual Period.

“CP Costs” means for each day during the related Interest Accrual Period, the sum (on a weighted average basis) of (i) discount or yield accrued on the Commercial Paper Notes of the Conduit Purchaser on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Commercial Paper Notes for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Commercial Paper Notes for such day.

“CRD” means the Capital Requirements Directive, as amended by Article 122a (effective as of January 1, 2011) and as the same may be further amended, restated or otherwise modified.

“Default Rate” means, with respect to any Interest Accrual Period, for the Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus [****] % per annum.

“Delayed Draw Date” has the meaning set forth in Section 6 hereof.

“Expected Repayment Date” means August 9, 2025 for the Series 2023-VF1 Notes.

“Expense Rate” means, as of any date of determination, with respect to the Series 2023-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by (1) the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2023-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2023-VF1 Notes at the close of business on such date.

“Facility Advance Rate” means, at any time, the aggregate Collateral Value of all Facility Eligible Receivables that have positive Advance Rates for the Series 2023-VF1 Notes, divided by the aggregate Receivable Balances of all Facility Eligible Receivables that have positive Advance Rates for the Series 2023-VF1 Notes. Such Facility Advance Rate shall be calculated by the Administrator and confirmed by the Calculation Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means, that certain Fee Letter Agreement, dated August 10, 2023 (as amended, restated, supplemented or otherwise modified from time to time), between Barclays and PMC.

“Floor” means [****]%.

“General Reserve Required Amount” means with respect to any Payment Date or Interim Payment Date, as the case may be, for the Series 2023-VF1 Notes, an amount equal to on any Payment Date or Interim Payment Date four month’s interest calculated at the applicable Note Interest Rate on the Note Balance of the Series 2023-VF1 Notes as of such Payment Date or Interim Payment Date, as the case may be.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Hague Convention” has the meaning assigned to such term in Section 11 hereof.

“Increased Costs” has the meaning assigned to such term in Section 8 of this Indenture Supplement.

“Increased Costs Limit” means for each Noteholder of a Series 2023-VF1 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2023-VF1 Notes) of 0.10% of the average aggregate Note Balance for the Series 2023-VF1 Notes Outstanding for any twelve-month period.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person; provided that clauses (a)-(j) above include both on and off balance sheet. Notwithstanding the foregoing, Indebtedness shall not include Non-Recourse Debt.

“Initial Note Balance” means, for any Note, the Note Balance of such Note upon issuance, or, in the case of the Series 2023-VF1 Notes, an amount determined by the Administrative Agent, the Issuer and the Administrator on the Issuance Date.

For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2023-VF1 Notes.

“Interest Accrual Period” means, for the Series 2023-VF1 Notes and any Payment Date, the period beginning on the Determination Date for the immediately preceding Payment Date (or, in the case of the first Payment Date, the Issuance Date) and ending on the day immediately preceding the Determination Date for the current Payment Date. The Interest Payment Amount for the Series 2023-VF1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, with respect to the Series 2023-VF1 Notes, each Thursday (solely to the extent the Administrator has provided the Determination Date Administrator Report to the Indenture Trustee no later than 2:00 p.m. New York City time on the second Business Day prior to such Interim Payment Date) during the Revolving Period, or if any such day is not a Business Day, the next succeeding Business Day, unless otherwise agreed by the Issuer and the Holders of the Series 2023-VF1 Notes, and any other date otherwise agreed to between the Issuer and the Holders of the Series 2023-VF1 Notes and (ii) any Delayed Draw Date.

“Issuance Date” means August 10, 2023.

“Lien” means, with respect to any property or asset of any Person (a) any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind in respect of such property or asset or (b) the interest of a vendor or lessor arising out of the acquisition of or agreement to acquire such property or asset under any conditional sale agreement, lease purchase agreement or other title retention agreement.

“Limited Funding Date” means any Business Day that is not a Payment Date or Interim Payment Date, at a time when no Facility Early Amortization Event shall have occurred and shall be continuing, which date is designated by the Administrator on behalf of the Issuer to the Indenture Trustee and the Administrative Agent in writing no later than 11:00 a.m. Eastern Time two (2) Business Days prior to such date; provided, that the Administrator shall have delivered a Funding Certification in accordance with Section 4.3(a) of the Base Indenture for such date, and provided, further that no fundings may be made under a Variable Funding Note on such date and no payments on any Notes shall be made on such date; provided, further, that no more than eight (8) Limited Funding Dates may be designated by the Administrator on behalf of the Issuer in any calendar month.

“Low Threshold Designated Servicing Contract” means a Designated Servicing Contract that is not a Small Threshold Designated Servicing Contract and (i) for which the underlying Mortgage Loans have an aggregate unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, as of the end of the most recently concluded calendar month, and (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Margin” means, for the Series 2023-VF1 Notes, [****]% per annum.

“Market Value” means, as of any date of determination with respect to a Designated Pool, the value of the Mortgaged Property securing a Mortgage Loan (determined by the Servicer in accordance with the Freddie Mac Guide) or the appraised value of the Mortgaged Property obtained in connection with its origination, if no updated valuation has been required under the Freddie Mac Guide; provided, that such value shall equal zero for a mortgage loan that was 90 or more days Delinquent (a “90+ Day Delinquent Loan”) and the related valuation is more than 210 days old.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Pool, the ratio (expressed as a percentage) of (i) the aggregate of the Receivable Balance of all Facility Eligible Receivables related to such Designated Pool on such date over (ii) the aggregate Market Value of the Mortgaged Properties and REO Properties for the Mortgage Loans in such Designated Pool on such date.

“Material Indebtedness” means any Indebtedness in an amount in excess of $25,000,000.

“Maximum VFN Principal Balance” means, for the Series 2023-VF1 Notes, $150,000,000 or, on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Middle Threshold Designated Servicing Contract” means a Designated Servicing Contract that is not a Small Threshold Designated Servicing Contract or a Low Threshold Designated Servicing Contract and (i) for which the underlying Mortgage Loans have an aggregate unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, as of the end of the most recently concluded calendar month and (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months (or in the case of the first two calendar months, the applicable number of months elapsed since the Issuance Date), obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the sum, for all Pools, of the highest Receivable Balance of the related Receivables, as determined based on weekly Receivables Balances during such calendar month, relating to Advances funded by the Servicer in respect of such Pools.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Non-Recourse Debt” means indebtedness or any portion thereof payable solely from the specific assets sold or pledged to secure such indebtedness under which facility no purchaser or creditor has recourse to the Administrator or any of its Subsidiaries (other than any Subsidiary that is a special purpose entity) if such specific assets are inadequate or unavailable to pay off such indebtedness, and neither the Administrator nor any of its Subsidiaries (other than any Subsidiary that is a special purpose entity) effectively has any obligation to directly or indirectly pay and/or guaranty any such deficiency, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy or other similar customary exceptions to nonrecourse liability.

“Note Interest Rate” means, with respect to any Interest Accrual Period for the Series 2023-VF1 Notes, the sum of: (i) the Cost of Funds Rate for such Interest Accrual Period plus (ii) the applicable Margin; provided, that on any day on which a Facility Early Amortization Event shall have occurred and shall be continuing at the opening of business on such day, the Note Interest Rate for any Class of Notes shall equal the applicable Default Rate.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 10, 2023 (as may be amended, restated, supplemented, or otherwise modified from time to time), by and among the Issuer, the Depositor, the Indenture Trustee, Sheffield Receivables Company LLC, as Conduit Purchaser, and Barclays, as the Administrative Agent, Committed Purchaser and Conduit Administrative Agent.

“Note Rating Agency” means, none.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination and with respect to any Designated Pool, the sum of:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Market Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Market Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Holder (or, for purposes of Section 8(a)(3), by any lending office of such Holder or by such Holder’s holding company, if any) with any request, guideline, directive or implementation standards (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Series Fees” means, for the Series 2023-VF1 Notes and any Payment Date, the sum of (i) the fees set forth in the Fee Letter and (ii) the aggregate unreimbursed fees, indemnification amounts owed to and expenses of the Administrative Agent due under the Indenture.

“Small Threshold Designated Servicing Contract” means a Designated Servicing Contract (i) for which the underlying Mortgage Loans have an aggregate unpaid principal balance of less than $1,000,000, as of the end of the most recently concluded calendar month and (ii) that relates to at least one (1) but fewer than fifteen (15) Mortgage Loans, as of the end of the most recently concluded calendar month.

“SOFR Administrator” means the Federal Reserve Bank of New York, as administrator of SOFR (or a successor administrator).

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source identified by the SOFR Administrator from time to time.

“Stated Maturity Date” means the Expected Repayment Date.

“Stressed Interest Rate” means, for the Series 2023-VF1 Notes as of any date the sum of (i) the sum of (x) the Note Interest Rate for the current Interest Accrual Period, and (y) such Class’s Constant and (z) the product of (I) such Class’s Coefficient and (II) Stressed Time, plus (ii) the weighted average per annum aggregate Margin of all Outstanding Classes of such Series.

“Stressed Time” means, as of any date of determination for the Series 2023-VF1 Notes, a fraction, the numerator of which is one (1), and the denominator of which equals the related Stressed Time Percentage for such Class times the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means, for the Class A-VF1: 37.50% per annum.

“Target Amortization Amount” means, for the Series 2023-VF1 Notes, (a) solely in the event of a Target Amortization Event described in (B)(i), (ii) or (iii) of such definition, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, 25% of which is payable on each of the four subsequent Payment Dates following the Revolving Period, and (b) in the event of any other Target Amortization Event, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, payable on the Payment Date following the Revolving Period.

“Target Amortization Event” for the Series 2023-VF1 Notes, means the earlier of (A) the related Expected Repayment Date or (B) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2023-VF1 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage of the last three Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events with respect to Designated Pools under the Designated Servicing Contract representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Pools then included in the Collateral;

(iii) the Monthly Reimbursement Rate is less than 8.0%;

(iv) Reserved;

(v) the Servicer or any of its applicable Affiliates shall fail to be in compliance with any financial covenant set forth in the Warehouse Facility Documents;

(vi) Reserved;

(vii) the occurrence of a Change of Control;

(viii) any failure by the Administrator to deliver any Determination Date Administrator Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(ix) the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Section 4(b) of the Receivables Sale Agreement, and any such default shall continue for a period of five (5) Business Days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator; provided, that a breach of Section 6(b) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(x) if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document (other than under Section 4(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and, if capable of remedy by payment of an Indemnity Payment or otherwise, continues uncured and unremedied for a period of five (5) Business Days after the earlier to occur of (i) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Depositor or the Administrator, as applicable, and would have a material adverse effect on the rights or interests of the Noteholders;

(xi) (i) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, or (ii) a final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Receivables Seller or the Administrator by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Receivables Seller or Administrator, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(xii) any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;

(xiii) (a) an event of default (as defined under the applicable agreement) has occurred and is continuing under any Indebtedness of Administrator or any of its Affiliates with Barclays or any of its Affiliates or (b) an event of default (as defined under the applicable agreement) has occurred or is continuing under any Material Indebtedness of Administrator; or

(xiv) a Target Amortization Event occurs with respect to any other Series of Variable Funding Notes.

“Term SOFR” means, with respect to any date of determination, the forward-looking term rate based on SOFR, for a corresponding tenor of one month, as of two (2) U.S. Government Securities Business Days prior to the first day of the corresponding Interest Accrual Period containing such date of determination, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any such date Term SOFR has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such determination date.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or any successor administrator of a forward-looking term rate based on SOFR rate approved by the Administrative Agent in its sole discretion).

“Total Advances” means, with respect to any date of determination with respect to any Mortgage Loans, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds (or funded by an Eligible Subservicer and reimbursed by the Servicer out of its own funds) or with respect to such Mortgage Loans on such date.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the Note Purchase Agreement and the Fee Letter, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” for the Series 2023-VF1 Notes, as of any date, the rate equal to the greater of (x) zero and (y) the product of:

(1) 100% minus the product of (a) one-twelfth (1/12) of the Stressed Interest Rate for such Class, plus Expense Rate as of such date and (b) the related Stressed Time for such Class as of such date; and

(2) 100% minus the product of (X) the Applicable Adjustment Factor and (Y) the percentage equivalent of (i) the aggregate amount of Corporate Advance Receivables and Escrow Advance Receivables that have positive Collateral Value, divided by (ii) the aggregate amount of all Facility Eligible Receivables that have positive Collateral Value as of such date.

“Twelve Month Average Denial Rate” means, for any month, a fraction, the numerator of which equals (i) the aggregate Claim Loss Amount for the preceding twelve calendar month period and the denominator of which equals (ii) the sum of (x) the aggregate Advance Reimbursement Amounts relating to Corporate Advances and Escrow Advances for the preceding twelve calendar month period (excluding any Advance Reimbursement Amounts received from Freddie Mac in respect of certain Mortgage Loans as a result of the removal of any Designated Servicing Contract or a Designated Pool for purposes of the Indenture) and (y) the aggregate Claim Loss Amounts for the preceding twelve calendar month period.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undrawn Fee Rate” means, with respect to the Series 2023-VF1 Notes and for each Interest Accrual Period, [****]%.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the U.S. Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Warehouse Facility Documents” means that certain Master Repurchase Agreement, dated as of November 3, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time) between PennyMac Operating Partnership, L.P., as seller, PMC, as a guarantor, PennyMac Mortgage Investment Trust, as a guarantor, PennyMac Loan Services, LLC, as servicer, and Barclays Bank PLC, as administrative agent and purchaser, and all other Program Documents (as the same may be amended, restated, supplemented or otherwise modified from time to time) as defined therein.

Section 3. Forms of Series 2023-VF1 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2023-VF1 Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

Section 4. Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2023-VF1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is not a Facility Eligible Receivable;

(iii) is attributable to any Designated Pool to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Pool, would cause the related Market Value Ratio to exceed 25%;

(iv) is attributable to any Corporate Advance Receivable or Escrow Advance Receivable that relates to any Advance for which the Servicer had submitted its final claim and that was under review by the Servicer for loss analysis as of the end of the immediately preceding calendar month due to a determination that such Corporate Advance Receivable or Escrow Advance Receivable, as applicable, was reasonably expected not to be reimbursed;

(v) is attributable to a Designated Servicing Contract that is a Small Threshold Designated Servicing Contract the Receivable Balance of which, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Small Threshold Designated Servicing Contracts, causes the total Receivable Balances attributable to Small Threshold Designated Servicing Contracts to exceed 2.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(vi) is attributable to a Designated Servicing Contract that is a Small Threshold Designated Servicing Contract or a Low Threshold Designated Servicing Contract, the Receivable Balance of which, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to the Small Threshold Designated Servicing Contracts and the Low Threshold Designated Servicing Contracts, causes the total Receivable Balances attributable to Small Threshold Designated Servicing Contracts and Low Threshold Designated Servicing Contracts, collectively, to exceed 7.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate; or

(vii) is attributable to a Designated Servicing Contract that is a Small Threshold Designated Servicing Contract, a Middle Threshold Designated Servicing Contract or a Low Threshold Designated Servicing Contract, the Receivable Balance of which, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to the Small Threshold Designated Servicing Contracts, the Low Threshold Designated Servicing Contracts and the Middle Threshold Designated Servicing Contracts, causes the total Receivable Balances attributable to the Small Threshold Designated Servicing Contracts, the Low Threshold Designated Servicing Contracts and the Middle Threshold Designated Servicing Contracts, collectively, to exceed 15.0% of the aggregate of the Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

Section 5. General Reserve Fund.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a General Reserve Fund with respect to the Series 2023-VF1 Notes, which shall be held in the Accumulation Account, an Eligible Account, for the benefit of the Series 2023-VF1 Noteholders.

Section 6. Payments; Note Balance Increases; Early Maturity.

The Paying Agent shall make payments of interest on the Series 2023-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest, Cumulative Interest Shortfall Amounts, Fees or Increased Costs allocated to the Series 2023-VF1 Notes shall be paid to the Class A-VF1 Variable Funding Notes. The Paying Agent shall make payments of principal on the Series 2023-VF1 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2023-VF1 Notes). The Note Balance of the Series 2023-VF1 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least seven (7) Business Days’ prior written notice to the Administrative Agent and the Indenture Trustee, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2023-VF1 Notes at any time through (i) a Permitted Refinancing or the use of proceeds from the issuance and sale of a new Series or Class of Notes issued under the Base Indenture or (ii) cash or funds received by the Issuer through contribution by the Administrator; provided that such amounts are not cash or funds constituting Collections on the Receivables in the Trust Estate.

The Series 2023-VF1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture.

Any payments of principal allocated to the Series 2023-VF1 Notes during a Full Amortization Period shall be applied to the Class A-VF1 Variable Funding Notes.

The Administrative Agent and the Noteholder of 100% of the Outstanding Notes further confirm that the Series 2023-VF1 Notes to be authenticated on the Issuance Date pursuant to this Indenture Supplement shall be issued in the name of “Barclays Bank PLC, solely in its capacity as Administrative Agent on behalf of Barclays Bank PLC, as Committed Purchaser and Sheffield Receivables Company, as Conduit Purchaser” and the Administrative Agent and the Noteholder of 100% of the Outstanding Notes hereby direct the Indenture Trustee to authenticate the Series 2023-VF1 Notes in the name of “Barclays Bank PLC, solely in its capacity as Administrative Agent on behalf of Barclays Bank PLC, as Committed Purchaser and Sheffield Receivables Company, as Conduit Purchaser”.

For the avoidance of doubt, the failure to pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

Notwithstanding anything to the contrary in Section 4.3(b)(i) of the Base Indenture, in the case of any VFN Note Balance Adjustment Request that requests an amount to be funded in excess of 15% of the related Maximum VFN Principal Balance of the Class A-VF1 Variable Funding Notes, if the Noteholders have previously notified the Issuer in writing that the Noteholders have incurred or shall incur charges under the Basel III Regulation in respect of the Class A-VF1 Variable Funding Notes, based on their “liquidity coverage ratio” calculated under the Basel III Regulation, the Noteholders may, upon receipt of any notice of any VFN Note Balance Adjustment Request, notify Issuer in writing no later than 4:00 p.m. (New York City time) one (1) Business Day prior to the upcoming Funding Date of their intent to fund under such VFN Note Balance Adjustment Request on a Business Day (any such date, a “Delayed Draw Date”) that is on or before the thirty-fifth (35th) day following the requested Funding Date rather than on the requested Funding Date specified in such VFN Note Balance Adjustment Request. Any such Delayed Draw Date shall be deemed to be an Interim Payment Date, and no Undrawn Fee Amounts will accrue on the VFN Note Balance in connection with any such VFN Note Balance Adjustment Request for the period beginning on (and including) the requested Funding Date and ending on (but excluding) the Delayed Draw Date.

Notwithstanding anything to the contrary in Section 4.3(b)(iii) of the Base Indenture, VFN draws on any other Series of VFNs shall be made on a pro rata basis with the Series 2023-VF1 Notes. The VFN draws in respect of the Series 2023-VF1 Notes shall be made in accordance with the instructions provided in the related Funding Certification. For the avoidance of doubt, any funding of any VFN draws by a Conduit Purchaser shall be provided in the sole discretion of such Conduit Purchaser; provided, however, that such discretion of the Conduit Purchaser shall in no way limit the obligations of the Committed Purchaser to fund the applicable VFN draws.

Section 7. Determination of Note Interest Rate; Benchmark Replacement.

(a) At least two (2) Business Days prior to each Determination Date, the Administrative Agent shall calculate and notify the Indenture Trustee of the Note Interest Rate for the related Interest Accrual Period and the Interest Payment Amount for the Series 2023-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each Determination Date, the Administrative Agent will determine the Benchmark for a one-month period for the succeeding Interest Accrual Period for the related Series 2023-VF1 Notes pursuant to the definition of “Benchmark.”

(c) The establishment of the Benchmark by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2023-VF1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

(d) Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Issuer, the Administrator, the Indenture Trustee and 100% of the Noteholders of the Series 2023-VF1 Notes (the “Required Noteholders”) without any amendment to, or further action or consent of any other party to, this Indenture Supplement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Noteholders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Administrator (on behalf of the Issuer) may revoke any request for a VFN Draw to be made or continued that would bear interest by reference to such Benchmark until the Administrator’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark.

(e) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Indenture Supplement.

(f) The Administrative Agent will promptly notify the Issuer, the Administrator, the Indenture Trustee and the Required Noteholders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes.

(g) Any determination, decision or election that may be made by the Administrative Agent or the Required Noteholders pursuant to this Section 7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 7.

(h) The Indenture Trustee (in all capacities) shall have no duty, obligation or responsibility for any of the Administrator’s actions or decisions under this Section 7, and shall have no liability therefor.

Section 8. Increased Costs.

(a) If any Regulatory Change or other change of requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2023-VF1 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2023-VF1 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3) shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2023-VF1 Notes, the Note Purchase Agreement, or the Series 2023-VF1 Notes to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or

(4) shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2023-VF1 Notes, the Note Purchase Agreement or the Series 2023-VF1 Notes or any participation therein; or

(5) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material (collectively or individually, “Increased Costs”), of continuing to hold its Series 2023-VF1 Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

The Noteholder’s right to demand compensation under this Section 8(a) shall apply only to amounts, in each case, incurred up to 180 days before a written notice of such amounts is given to the Administrator. A supporting documentation as to any additional amounts payable pursuant to this Section 8(a) shall be provided with such notice which includes reasonable detail and supporting calculations regarding such amount and the basis for the claim, submitted by a Noteholder to the Administrator and such documentation shall be conclusive in the absence of manifest error. Any determination by the Noteholder under this Section 8(a) shall be consistent with determinations made by such Noteholder in respect of similar financing arrangements.

(b) Each Support Party (as such term is defined in a Note Purchase Agreement, if applicable) shall be entitled to receive additional payments and indemnification pursuant to this Section 8 as though it were a Committed Purchaser and such Section applied to its interest in or commitment to acquire an interest in the Series 2023-VF1 Notes; provided, that such Support Party shall not be entitled to additional payments pursuant to this Section 8 by reason of Requirements of Law which occurred prior to the date it became a Support Party; provided, further, that such Support Party shall be entitled to receive additional amounts pursuant to this Section 8 only to the extent that its related Conduit Purchaser would have been entitled to receive such amounts in the absence of Support Advances (as such term is defined in a Note Purchase Agreement, if applicable) from such Support Party. The provisions of this Section 8 shall apply to each Conduit Administrative Agent and to such of their Affiliates as may from time to time administer, make referrals to or otherwise provide services or support to the Conduit Purchasers (in each case as though such Conduit Administrative Agent or Affiliate were a Conduit Purchaser and such Section applied to its administration of or other provisions of services or support to such Conduit Purchaser in connection with the transactions contemplated by this Agreement), whether as an administrator, administrative agent, referral agent, managing agent or otherwise.

Section 9. Series Reports.

(a) Series Calculation Agent Verification. The Calculation Agent shall verify that the following information, to the extent received from the Servicer, has been reasonably calculated and accurately reported by the Servicer in the applicable Determination Date Administrator Report and include as part of each verification provided to Noteholders pursuant to Section 3.1(a) of the Base Indenture, with respect to the Series 2023 Variable Funding Notes:

(i) the Advance Ratio for each Designated Pool, and whether the Advance Ratio for such Designated Pool exceeds 100%;

(ii) the Market Value Ratio for each Designated Pool, and whether the Market Value Ratio for such Designated Pool exceeds 25%;

(iii) a list of each Target Amortization Event for the Series 2023-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date.

(iv) whether any Receivable, or any portion of the Receivables, attributable to a Designated Pool, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(v) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(vi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(vii) whether any Target Amortization Amount that has become due and payable has been paid;

(viii) the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date;

(ix) the Trigger Advance Rate;

(x) the Twelve Month Average Denial Rate and amounts (i) and (ii) specified in the definition of “Twelve Month Average Denial Rate”; and

(xi) the amount specified in Section 4(iv).

In addition to the information provided above, to the extent the following information is specifically provided to the Calculation Agent by PMC, the Calculation Agent shall promptly, from time to time, provide such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of PMC, including any information available to PMC, as the Administrator or any Noteholder of a Series 2023-VF1 Note may from time to time reasonably request in order to assist the Administrative Agent or such Noteholder in complying with the requirements of Article 122a(4) and (5) of the CRD as may be applicable to the Administrative Agent or such Noteholder of a Series 2023-VF1 Note.

(b) Series Payment Date Report. In each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage. In addition, for so long as the Series 2023-VF1 Notes are Outstanding, the Administrator shall include in the Determination Date Administrator Report delivered with respect to the Determination Date for each Payment Date, a calculation of the ratio, expressed as a percentage, of the positive Collateral Value of all Facility Eligible Receivables in the Trust Estate as of the close of business on such Determination Date minus the aggregate outstanding Note Balance, as of the close of business of such Determination Date, of all Outstanding “investor ABS interests” (as such term is used in the CRR Rules) issued by the Issuer over the aggregate outstanding Note Balance, as of the close of business on such Determination Date, of all Outstanding “investor ABS interests” issued by the Issuer (such percentage, the “Seller’s Interest”) as of the close of business on such Determination Date. The CRR Rules for purposes of this clause (b) shall mean the joint final rules implementing the credit risk retention requirements of Section 15G of the Exchange Act. The Indenture Trustee shall report the Seller’s Interest for the related Determination Date in each Payment Date Report for so long as the Series 2023-VF1 Notes are Outstanding.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify the occurrence of any of the events described in clauses (ii), (vii), (viii) and (ix) of the definition of “Target Amortization Event.”

Section 10. Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2023-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(b) and Article XII thereof, as applicable, have been satisfied or waived in accordance with the terms thereof.

Section 11. Representations and Warranties.

(a) The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

(b) The Securities Intermediary represents and warrants that, as of the date hereof, the Securities Intermediary has a physical office in the United States and is engaged in a business or other regular activity of maintaining securities accounts. The Securities Intermediary agrees that, at such time as the Indenture is amended, it shall notify the parties if it no longer maintains a physical office in the United States and is no longer engaged in a business or other regular activity of maintaining securities accounts. The Securities Intermediary represents and warrants that there are no other “account agreements” (as defined in the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Convention”)) with respect to the Trust Accounts other than the Base Indenture, as supplemented by the related Indenture Supplement (as applicable).

(c) As permitted by Article 4 of the Hague Convention, the parties hereto designate, acknowledge and further agree that: (i) the Securities Intermediary is an “intermediary” (as defined in Article 1(1)(c) of the Hague Convention), (ii) the Base Indenture, as supplemented by the related Indenture Supplement with respect to any series-specific Trust Account, is an “account agreement” (as defined in Article 1(1)(e) of the Hague Convention) and the Base Indenture, as supplemented by the related Indenture Supplement with respect to any series-specific Trust Account, is the only such “account agreement” relating to the Trust Accounts, (iii) the Issuer is the “account holder” (as defined in Article 1(1)(d) of the Hague Convention) with respect to the Trust Accounts and (iv) the only law which is applicable to all of the issues specified in Article 2(1) of the Hague Convention is the law of the State of New York, which shall govern each such issue and each Trust Account.

Section 12. Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, and the Administrative Agent, and with prior notice to the applicable Note Rating Agency, at any time and from time to time, upon delivery of an Issuer Tax Opinion (unless delivery of such Issuer Tax Opinion is unanimously waived by the Noteholders in their sole discretion) and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain the rating currently assigned by the applicable Note Rating Agency and/or to avoid the Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 100% of the Series 2023-VF1 Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

(c) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture or Section 12 of this Indenture Supplement, no supplement or amendment entered into with respect to this Indenture Supplement is effective without the consent of 100% of the Noteholders of the Series 2023-VF1 Notes.

Section 13. Counterparts.

This Indenture Supplement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 14. Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference and the related Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15. Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2023-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2023-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2023-VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2023-VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2023-VF1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2023-VF1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2023-VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16. Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by WSFS, not individually or personally, but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, as Owner Trustee, (b) each of the representations, warranties, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, warranties, undertakings and agreements by WSFS, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on WSFS, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WSFS has not made and will not make any investigation as to the accuracy or completeness of any representations or warranties made by the Issuer in this Indenture Supplement, (e) under no circumstances shall WSFS be personally liable for the payment of any indebtedness, purchase price, indemnities or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or any other Transaction Documents and (f) WSFS shall have the rights, indemnities, privileges, and immunities hereunder as are set forth in the Trust Agreement.

Section 17. Incorporation by Reference.

The terms and provisions of Section 6.5(o) of the Base Indenture and all such other terms and provisions applicable to Freddie Mac contained in the Base Indenture (including, without limitation, those terms and provisions where Freddie Mac is a third-party beneficiary) are incorporated herein by reference as if fully set forth herein at length.

Section 18. Reserved.

Section 19. Reserved.

Section 20. Choice of Law.

THIS INDENTURE SUPPLEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS INDENTURE SUPPLEMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

THE LAWS OF THE STATE OF NEW YORK ARE APPLICABLE TO ALL ISSUES SPECIFIED IN ARTICLE 2(1) OF THE HAGUE CONVENTION AND THIS SECTION 20 OF THIS INDENTURE SUPPLEMENT AND SECTION 1.13 OF THE BASE INDENTURE MAY NOT BE AMENDED OR MODIFIED WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT AND THE INDENTURE TRUSTEE.

TO THE EXTENT THAT ANY TRUST ACCOUNT, OR ANY AGREEMENTS BETWEEN THE SECURITIES INTERMEDIARY AND CITIBANK, N.A., AS INDENTURE TRUSTEE FOR PMT ISSUER TRUST – FHLMC SAF ADVANCE RECEIVABLES BACKED NOTES WITH RESPECT TO ANY TRUST ACCOUNT ARE AT ANY TIME GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK, THE PARTIES HERETO DO NOT CONSENT TO THE NEW GOVERNING LAW FOR THE PURPOSES OF ARTICLE 7 OF THE HAGUE CONVENTION.

Section 21. No Petition in Respect of Conduit Purchasers.

Each of the Indenture Trustee, the Administrative Agent, the Servicer and the Administrator, by entering into this Indenture Supplement, each Noteholder, by accepting a Note and each Note Owner by accepting a Note or a beneficial interest in a Note agrees that it will not institute against any Administrative Agent or Noteholder that is a Conduit Purchaser or join in any institution against any Administrative Agent or Noteholder that is a Conduit Purchaser of, any receivership, insolvency, bankruptcy or other similar proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the Notes or this Indenture, in either case, for one year and one day after the latest maturing commercial paper note issued by the applicable Conduit Purchaser is paid in full, provided the aforementioned shall not prohibit the Indenture Trustee (in any capacity) from filing proofs of claim in such proceedings. The provisions of this paragraph shall survive the termination of this Indenture Supplement.

Section 22. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that Barclays or any Conduit Purchaser is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Barclays or any Conduit Purchaser of the Base Indenture, this Indenture Supplement, the Note Purchase Agreement or any other Transaction Document, and any interest and obligation in or under the Base Indenture, this Indenture Supplement, the Note Purchase Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Base Indenture, this Indenture Supplement, the Note Purchase Agreement or any other Transaction Document, as applicable, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that Barclays or any Conduit Purchaser is a Covered Entity or a BHC Act Affiliate of Barclays or any Conduit Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Base Indenture, this Indenture Supplement, the Note Purchase Agreement or any other Transaction Document that may be exercised against Barclays or such Conduit Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Base Indenture, this Indenture Supplement, the Note Purchase Agreement or any other Transaction Document, as applicable, were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 22, the following terms have the following meanings:

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii) “Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable

(iv) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, PMT ISSUER TRUST – FHLMC SAF, as Issuer, PennyMac Corp., as Administrator and as Servicer, Citibank, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Barclays, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2023-VF1 Notes, to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

PMT ISSUER TRUST – FHLMC SAF, as Issuer

By: Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as Owner Trustee

By:	/s/ Mark H. Brzoska
Name:	Mark H. Brzoska
Title:	Vice President

[PMT ISSUER TRUST – FHLMC SAF – Series 2023-VF1 Indenture Supplement]

PENNYMAC CORP.,
as Administrator and as Servicer

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Senior Managing Director and Treasurer

[PMT ISSUER TRUST – FHLMC SAF – Series 2023-VF1 Indenture Supplement]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Siddharth Kaundinya
Name:	Siddharth Kaundinya
Title:	Director

[PMT ISSUER TRUST – FHLMC SAF – Series 2023-VF1 Indenture Supplement]

CITIBANK, N.A., as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	/s/ Valerie Delgado
Name:	Valerie Delgado
Title:	Senior Trust Officer

[PMT ISSUER TRUST – FHLMC SAF – Series 2023-VF1 Indenture Supplement]